Exhibit 10.2

THIRD AMENDMENT

TO THE

ADOLOR CORPORATION

2003 STOCK-BASED INCENTIVE COMPENSATION PLAN

In accordance with the power reserved to it in Section 10 of the Adolor Corporation 2003 Stock-Based Incentive Compensation Plan (the “Plan”), the Board of Directors of Adolor Corporation (the “Company”) hereby amends the Plan, effective January 1, 2007 as follows:

1.	Section 2.16 is amended to add the following sentence at the end thereof:

“Notwithstanding the foregoing, if Shares are listed on a national stock exchange or traded on an over-the-counter market, solely for purposes of determining the Exercise Price of any Option granted hereunder, the Fair Market Value per Share shall be the closing sales price on the applicable exchange or market on the date such Option is granted.”

2.	Section 8.7 is amended in its entirety to read as follows:

“8.7         Payment of Option Price: The option price of the shares of Common Stock upon the exercise of an Option shall be paid: (i) in full in cash at the time of the exercise, (ii) with the consent of the Committee, in whole or in part in Common Stock held by the Holder for at least six months valued at Fair Market Value on the date of exercise, or (iii) if approved by the Committee in its discretion, by assigning to the Company a sufficient amount of the proceeds from the sale of shares of Common Stock to be acquired pursuant to such exercise and instructing the broker or selling agent to pay that amount to the Company, which amount shall be paid in cash to the Company on the date such shares of Common Stock are issued to the Participant. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock which has been held by the Holder for at least six months (based on the fair market value of the Restricted Stock on the date the Option is exercised, as determined by the Committee). In such case the Common Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.”

3.	Section 10 is amended in its entirety to read as follows:

“10. Effective Date, Termination and Amendment

The Plan shall become effective on February 27, 2003, subject to shareholder approval. Options granted under the Plan prior to such shareholder approval shall expressly not be exercisable prior to such approval. The Plan shall remain in full force and effect until the earlier of ten years from the date of its adoption by the Board, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without shareholder approval (except as provided in Section 9) which shall (i) increase the total number of shares available for issuance pursuant to the Plan; (ii) materially increase the benefits to Participants, including any material change to: (a) permit a repricing (or decrease in exercise price) of outstanding Options, (b) reduce the price at which shares or Options to purchase shares may be offered, or (c) extend the duration of the Plan; (iii) change the class of Participants eligible to be Holders; (iv) modify the Individual Limit (except as provided Section 9) or the categories of Performance Goals set forth in Section 4.4; (v) expand the types of Awards provided under the Plan; or (vi) change the provisions of this Section 10. Termination of the Plan pursuant to this Section 10 shall not affect Awards outstanding under the Plan at the time of termination.”

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To record the adoption of this Third Amendment to the Plan, the Company has caused its authorized officers to affix its corporate name and seal this 13th day of December, 2006.

[CORPORATE SEAL]	ADOLOR CORPORATION

Attest:	By: